UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): November 22, 2004

VENTAS, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	1-10989	61-1055020
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10350 Ormsby Park Place, Suite 300, Louisville, Kentucky	40223
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (502) 357-9000

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01. Regulation FD Disclosure.

In keeping with its policy of implementing best corporate practices, the Board of Directors of Ventas, Inc. (the “Company”) has adopted a Minimum Stock Ownership Plan (the “Plan”) for its Chief Executive Officer (“CEO”) and other executive officers. The Plan requires senior executives at the Company to achieve and maintain minimum ownership levels of the Company’s common stock during their employment with the Company to insure that the interests of senior management are aligned with the interests of the Company’s stockholders. The Plan requires that the President and CEO maintain at least three times her annual base salary in the Company’s common stock and requires all other executive officers to maintain two times their base salary in the Company’s common stock. The Plan provides a phase-in period for new officers. At July 1, 2004, all executive officers of the Company were in compliance with the Plan, subject to the phase-in rules.

Certain executive officers of the Company may from time to time adopt non-discretionary, written trading plans that comply with Rule 10b5-1 (“Rule 10b5-1”) under the Securities Exchange Act of 1934, as amended, adopted by the Securities and Exchange Commission, or otherwise monetize their equity-based compensation. Rule 10b5-1 provides executives with a method to monetize their equity-based compensation in an automatic and non-discretionary manner over time. All such activities will be subject to compliance with the Plan, Company policies and applicable laws and regulations.

Debra A. Cafaro, Chairman, President and CEO of the Company, and T. Richard Riney, Executive Vice President and General Counsel of the Company, have adopted non-discretionary, written trading plans that comply with Rule 10b5-1.

Ms. Cafaro’s 2004 10b5-1 plan currently covers 10,131 shares of common stock, and Mr. Riney’s 2004 10b5-1 plan currently covers 10,000 shares of common stock. In Mr. Riney’s case, these shares of common stock are expected to be acquired through the exercise of options previously granted to him as a portion of his long-term incentive compensation. In Ms. Cafaro’s case, any sale of the Company’s common stock under her 2004 10b5-1 plan is expected to be accomplished through the sale of restricted shares previously issued to her as a portion of her long-term incentive compensation. Each 2004 plan is expected to be in effect until on or about December 31, 2004.

On November 22, 2004, Ms. Cafaro monetized 89,934 shares of the Company’s common stock in connection with her execution of a 10b5-1 plan that is effective during the first quarter of 2005 (the “2005 Cafaro Plan”). The 2005 Cafaro Plan covers an additional 86,280 shares of common stock. Both the stock disposition and the 2005 Cafaro Plan relate to common stock previously granted to, or acquired through the exercise of options previously granted to, Ms. Cafaro as a portion of her long-term incentive compensation. The 2005 Cafaro Plan is expected to be in effect through March 2005.

Mr. Riney also recently executed a 10b5-1 plan that takes effect during the first quarter of 2005 (the “2005 Riney Plan”). The 2005 Riney Plan covers 120,000 shares of common stock expected to be acquired by him through the exercise of options previously granted to him as a portion of his long-term incentive compensation. The 2005 Riney Plan is expected to be in effect through December 2005.

At November 24, 2004, Ms. Cafaro owns approximately 1.4 million shares of the Company’s common stock and options and Mr. Riney owns approximately 0.5 million shares of the Company’s common stock and options.

Ms. Cafaro’s and Mr. Riney’s proposed dispositions of a portion of their equity-based compensation in the Company are being effected for estate, tax and financial planning purposes.

These disclosures are consistent with the Company’s philosophy and record of open communication with its shareholders. The Company’s management, subject to careful oversight of its Board of Directors, will continue to ensure that its interests remain aligned with those of its shareholders.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

VENTAS, INC.

Date: November 24, 2004	By:	/s/ T. Richard Riney
T. Richard Riney
Executive Vice President, General Counsel and Corporate Secretary